EXHIBIT 99.1

For Immediate Release

HBT FINANCIAL, INC. ANNOUNCES

CHANGES TO BOARD OF DIRECTORS

Bloomington, IL, February 17, 2022 – HBT Financial, Inc. (NASDAQ: HBT) (the “Company”), the holding company for Heartland Bank and Trust Company, today announced the following changes to the Board of Directors for both HBT Financial, Inc. and Heartland Bank and Trust Company:

●	The retirement of Dale S. Strassheim, effective March 1, 2022
●	The appointment of Roger A. Baker, effective March 1, 2022

Mr. Baker previously served as the Chairman and President of NXT Bancorporation, Inc. (“NXT”) and Chairman of NXT Bank, which were acquired by the Company on October 1, 2021. Upon joining the Company’s Board of Directors, Mr. Baker will serve on the Audit Committee.

“On behalf of the entire Board of Directors, I would like to thank Dale for his nearly 30 years of service and the valuable contributions he has made in guiding the growth of our company,” said Fred L. Drake, Chairman and Chief Executive Officer of the Company. “We would also like to welcome Roger to our Board of Directors. Having been instrumental in building NXT into a true community bank, Roger understands our relationship-based approach to banking. His experience and insight will be valuable as we expand our presence in Iowa and continue to grow the HBT franchise in the years ahead.”

In addition to NXT Bank, Mr. Baker previously served on the Board of Directors of two other Iowa-based banks, Lincoln Savings Bank and Liberty Bank. Currently, Mr. Baker is the owner of a number of businesses, including Sinclair Elevator, Inc., a farm products and services company. Mr. Baker graduated from Iowa State University with a degree in Agricultural Economics.

About HBT Financial, Inc.

HBT Financial, Inc., headquartered in Bloomington, Illinois, is the holding company for Heartland Bank and Trust Company, and has banking roots that can be traced back to 1920. HBT provides a comprehensive suite of business, commercial, wealth management, and retail banking products and services to individuals, businesses and municipal entities throughout Central and Northeastern Illinois and Eastern Iowa through 61 branches. As of December 31, 2021, HBT had total assets of $4.3 billion, total loans of $2.5 billion, and total deposits of $3.7 billion.

CONTACT:

Matthew Keating

HBTIR@hbtbank.com

(310) 622-8230